Exhibit 10.7
2025 NON-QUALIFIED PERFORMANCE STOCK OPTION AWARD
UNDER THE MSCI INC. 2025 OMNIBUS INCENTIVE PLAN

GRANT NOTICE
MSCI Inc. (“MSCI,” and together with its Subsidiaries, the “Company”) hereby grants to you Performance Stock Options (“Options”) under the MSCI Inc. 2025 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), subject to the terms and conditions set forth in (i) this grant notice (this “Grant Notice”), (ii) each of Exhibit A, Exhibit B and Exhibit C (including all annexes thereto) attached to this Grant Notice (collectively, and together with this Grant Notice, this “Award Agreement”) and (iii) the Plan. The Options are intended to be Non-Qualified Stock Options, and are not intended to be Incentive Stock Options. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

Participant:	[Name]
Target Number of Options:	[●] Options (the “Target Options”)
Grant Date:	[●]
Exercise Price:	[●]
Expiration Date:	[●]
Vesting Schedule:	[●]
Performance Period:	[●]
Maximum Number of Options:	[●]

Your Options may be subject to forfeiture or recoupment upon your Termination of Service or your failure to affirmatively accept the terms of this Award Agreement by [●] or to comply with the Notice Requirements (as defined in Exhibit A attached hereto), as set forth in the Plan and this Award Agreement.
You agree that this Award of Options is granted under the Plan and governed by the terms and conditions of the Plan and this Award Agreement. You also agree that, to the extent you are or become covered by such policies, the Options granted to you pursuant to this Award Agreement and any Shares issued upon exercise thereof shall be subject to (i) the MSCI Inc. Financial Statement Compensation Recoupment Policy and/or the MSCI Inc. Executive Committee Compensation Recoupment Policy, as applicable, and any other clawback policy adopted by the Company (collectively, the “Clawback Policies”) and (ii) any stock ownership guidelines of MSCI (including applicable retention requirements thereunder) (collectively, the “Ownership Guidelines”), in each case, as may be in effect from time to time, the terms of which shall be deemed incorporated herein by reference and made part of this Award Agreement.
You will be able to access a prospectus and tax supplement that contains important information about this Award via the MSCI website or your brokerage account.
IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A
TERMS AND CONDITIONS

OF THE
2025 NON-QUALIFIED PERFORMANCE STOCK OPTION AWARD
Section 1.Grant of Options.
(a)General. Each Option gives you the right to purchase one share of MSCI common stock, par value $0.01 per share (each, a “Share”) at the Exercise Price set forth in the Grant Notice, subject to the satisfaction of the vesting conditions set forth in this Award Agreement. The Options are intended to be Non-Qualified Stock Options, and are not intended to be Incentive Stock Options.
(b)No Rights as a Stockholder. You will not be a stockholder with respect to the Shares underlying your Options (and, accordingly, you will not have any voting rights, rights to dividends or any other rights as a stockholder with respect to such Shares) unless and until you exercise your Options as set forth herein and you become the record owner of such Shares.
(c)Maximum Option Shares. Notwithstanding anything to the contrary herein, the maximum number of Shares that may be purchased under this Award of Options will in no event exceed the number of Maximum Option Shares set forth in the Grant Notice (which, for the avoidance of doubt, assumes achievement of the Performance Condition at the maximum performance level).
Section 2.Vesting.
(a)General. The Options will vest and become exercisable upon (and to the extent of) the satisfaction of both (i) the “Service Condition” and (ii) the “Performance Condition”, each as defined below. For purposes of this Award Agreement, as of any applicable date of determination, the Options (or any portion thereof) that (A) have satisfied both the Service Condition and the Performance Condition are referred to as “Vested Options” and (B) have not satisfied both of the Service Condition and the Performance Condition are referred to as “Unvested Options”.
(b)Service Condition. Except as otherwise provided in this Award Agreement, the “Service Condition” will be satisfied in full on [●] (the “Service Vesting Date”), subject to your continuous employment with the Company through the Service Vesting Date. For purposes of this Award Agreement, the [●] service vesting period between the Grant Date and the Service Vesting Date shall be referred to herein as the “Service Vesting Period”.
(c)Performance Condition. Subject to the terms and conditions set forth in this Award Agreement and in the Plan, the “Performance Condition” will be satisfied (if at all) on [●].
Section 3.Option Term. The term of the Options shall expire at close of the principal stock market or exchange on which the Shares are quoted or traded on the tenth anniversary of the Grant Date (the “Expiration Date”), unless terminated earlier in accordance with this Award Agreement or the Plan. In no event may any Options (or any portion thereof) be exercised after the Expiration Date.
Section 4.Exercise of Options.
(a)General. Subject to the terms of the Plan and this Award Agreement, to the extent that any Options become Vested Options, you may thereafter exercise such Vested Options, in whole or in part, at any time or from time to time prior to the Expiration Date (or, if earlier, the applicable date determined in accordance with Section 5). You may exercise your Options only for whole Shares.

(b)Manner of Exercise. In order to exercise any Vested Options, you must (i) deliver to the Company a written notice specifying the number of Vested Options to be exercised, in such manner and pursuant to such procedures as the Company may determine from time to time (the “Exercise Notice”) and (ii) remit to the Company in full (A) the aggregate Exercise Price applicable to such Vested Options being exercised and (B) an amount sufficient to satisfy all applicable income, payroll, employment and similar taxes the Company is required to withhold on your behalf in respect of such exercise (clauses (A) and (B), collectively, the “Payment Amount”). The date on which you deliver the Exercise Notice pursuant to this Section 4(b) shall be referred to herein as the “Exercise Date”.
(c)Method of Exercise. You may satisfy the Payment Amount in respect of the Vested Options being exercised in the manner determined by the Committee from time to time in its sole discretion, which may include: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by a “net exercise” under which the Company shall reduce the number of Shares otherwise issuable to you upon such exercise by a whole number of Shares having an aggregate Fair Market Value as of the Exercise Date equal to the Payment Amount (provided that (A) only whole Shares may be so used for payment of the Payment Amount and any portion of the Payment Amount which cannot be satisfied with whole Shares must be paid to the Company by you in cash and (B) in order to comply with applicable accounting standards or the Company’s policies in effect from time to time, the Committee may limit the amount of Shares that you may be withheld pursuant to this “net exercise” feature); or (iii) any other method permitted by the Committee from time to time.
(d)Automatic Exercise. If, as of the last trading day immediately prior to the Expiration Date, the Fair Market Value of the Shares underlying any outstanding and unexercised Vested Options exceeds the Exercise Price, then such outstanding and unexercised Vested Options shall be automatically exercised on a “net exercise” basis in the manner described in Section 4(c)(ii) above to satisfy the aggregate Payment Amount in respect of such Vested Options and pursuant to such other terms and procedures as determined by the Committee). For the avoidance of doubt, the automatic exercise of Vested Options pursuant to this Section 4(d) shall not apply at any time on or following your Termination of Service.
(e)Regulatory Filings; HSR Act. Notwithstanding anything to the contrary herein, in no event shall any Vested Options be exercisable by you (including pursuant to Section 4(d) unless and until (i) any and all required regulatory filings, including, without limitation, any filings that may be required pursuant to the HSR Act in connection with the exercise of any Vested Options (or portion thereof) have been timely filed and any required waiting period under the HSR Act has expired or been terminated or (ii) the exercise of the Vested Option does not require any such regulatory filings (including any filings under the HSR Act).
(f)Stock Ownership Guidelines and Retention Requirements. To the extent that you are subject to the Ownership Guidelines as of the Grant Date, the Shares (or any applicable portion thereof) issuable to you upon the exercise of any Vested Options granted under this Award Agreement will be subject to the Covered Award Share Retention Requirement set forth in the Ownership Guidelines (as in effect on the Grant Date) and, accordingly, such Shares (or applicable portion thereof) shall not be Transferred by you while subject to such retention requirements. In addition to the foregoing, to the extent you are as of the Grant Date, or become following the Grant Date, subject to the Ownership Guidelines, you agree and acknowledge that the Shares issuable to you upon the exercise of the Vested Options granted to you under this Award Agreement shall be subject to the other terms and conditions (including other applicable retention requirements) under the Ownership Guidelines, as may be in effect from time to time. You agree and acknowledge that that a copy of the Ownership Guidelines has been previously made available to you and that you understand and acknowledge the terms of such Ownership Guidelines and the terms of this Section 4(f).
Section 5.Termination of Service. Subject to the terms of this Award Agreement (including, without limitation, Sections 6, 7 and 8), upon your Termination of Service with the Company pursuant to this Section 5, the following special vesting and exercise terms will apply to your Options:
(a)Termination of Service Due to Death or Disability.
(i)Vesting. In the event of your Termination of Service due to your death or Disability, (A) the Service Condition will be deemed fully satisfied on the date of your

Termination of Service (such date, the “Termination Date”) and (B) the number of such Options that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.
(ii)Exercisability. Any Options that are Unvested Options on the Termination Date that become Vested Options in accordance with Section 5(a)(i) above will remain exercisable until the earlier of (A) one year following the Certification Date (or, if later, the Termination Date) and (B) the Expiration Date. Any Options that are Vested Options on the Termination Date will remain exercisable until the earlier of (x) one (1) year following the Termination Date and (y) the Expiration Date.
(b)Involuntary Termination of Service by the Company without Cause.
(i)Vesting—Involuntary Termination Prior to 62/10 Retirement Eligibility. In the event of your involuntary Termination of Service by the Company without Cause prior to your 62/10 Retirement Eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form set forth in Exhibit B and that is executed by you and becomes irrevocable within 60 days of your Termination Date, a prorated portion of the Service Condition will be deemed satisfied, determined by dividing (A) the number of months you are employed by the Company during the Service Vesting Period (rounded up for partial months) by (B) (y) 36. The number of such prorated Options (rounded down to the nearest whole number for this purpose) that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.
(ii)Vesting—Involuntary Termination Following 62/10 Retirement Eligibility. In the event of your involuntary Termination of Service by the Company without Cause following your 62/10 Retirement Eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form set forth in Exhibit B and that is executed by you and becomes irrevocable within 60 days of your Termination Date, (A) the Service Condition will be deemed fully satisfied on your Termination Date and (B) the number of such Options that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.
(iii)Exercisability—Involuntary Termination Prior to 62/10 Retirement Eligibility. In the event of your involuntary Termination of Service by the Company without Cause prior to your 62/10 Retirement Eligibility, (A) any Options that are Unvested Options on the Termination Date that become Vested Options in accordance with Section 5(b)(i) above will remain exercisable until the earlier of (x) 90 days following the Certification Date (or, if later, the Termination Date) and (y) the Expiration Date, and (B) any Options that are Vested Options on the Termination Date will remain exercisable until the earlier of (x) 90 days following the Termination Date and (y) the Expiration Date.
(iv)Exercisability—Involuntary Termination Following 62/10 Retirement Eligibility. In the event of your involuntary Termination of Service by the Company without Cause following your 62/10 Retirement Eligibility, any Options that are (A) Unvested Options on the Termination Date that become Vested Options in accordance with Section 5(b)(ii) above or (B) are Vested Options on the Termination Date, in each case will remain exercisable until the Expiration Date.
(c)Retirement Terminations. In the event of your applicable Retirement Termination, your Options shall be eligible for the treatment specified below; provided that (x) you are in compliance with the Notice Requirements and all of the restrictive covenants set forth in Exhibit B and (y) you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form as those set forth in Exhibit B, which is executed by you and becomes irrevocable within 60 days following your Termination Date:
(i)Vesting—Legacy Retirement Termination and 55/10 Retirement Termination. In the event of your Legacy Retirement Termination or 55/10 Retirement Termination, a prorated portion of the Service Condition will be deemed satisfied, determined by dividing (A) the number of months you are employed by the Company during the Service Vesting Period (rounded up for partial months) by (B) (y) 36. The number of such prorated Options (rounded down to the nearest whole number for this purpose) that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.
(ii)Vesting—62/10 Retirement Termination. In the event of your 62/10 Retirement Termination, (A) the Service Condition will be deemed fully satisfied on your Termination Date and (B) the number of such Options that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.
(iii)Exercisability. Any Options that are (A) Unvested Options on the Termination Date that become Vested Options in accordance with Sections 5(c)(i) and (ii) above or (B) are Vested Options on the Termination Date, in each case will remain exercisable until the Expiration Date.
(iv)The following chart provides a summary overview of the treatment of your awards upon a Retirement Termination, as set forth in Sections 5(c)(i) and (ii) . This summary chart is qualified in its entirety by the terms of Sections 5(c)(i) and (ii). In the event of any inconsistency between the terms of the below chart and Sections 5(c)(i) and (ii), the terms of Sections 5(c)(i) and (ii) shall prevail.

Age and Service Requirements	Date on Which Age and Service Requirements Must be Satisfied	Treatment
Legacy Retirement Eligibility (see definition of “Legacy Retirement Eligibility”)	February 7, 2019
A prorated portion of the Service Condition will be deemed satisfied, determined by dividing (A) the number of months you are employed by the Company during the Service Vesting Period (rounded up for partial months) by (B) (y) 36.

The number of such prorated Options (rounded down to the nearest whole number for this purpose) that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.

Age 55 and 10 years of service (see definition of “55/10 Retirement Eligibility”)	December 31, 2019
Age 62 and 10 years of service (see definition of “62/10 Retirement Eligibility”)	Service Vesting Date	(A) the Service Condition will be deemed fully satisfied on your Termination Date and (B) the number of such Options that become Vested Options (if any) will be determined based on actual achievement of the Performance Condition during the Performance Period, as determined by the Committee on the Certification Date in accordance with Annex A.

(d)Termination of Service for Cause. In the event of your Termination of Service by the Company for Cause, all of your unexercised Options (whether Vested Options or Unvested Options) will be immediately forfeited and cancelled on the Termination Date without the payment of any consideration.
(e)All Other Terminations of Service (Including Voluntary Resignation). In the event of your Termination of Service for any reason other than those described in Sections 5(a) through 5(d) (including, for the avoidance of doubt, your voluntary resignation), subject to your compliance with any applicable Notice Requirements, your Options will be treated as follows: (i) any Options that are Unvested Options on your Termination Date will be immediately forfeited and cancelled in their entirety without the payment of any consideration and (ii) any Options that are Vested Options on the Termination Date will remain exercisable until the earlier of (A) 30 days following the Termination Date and (B) the Expiration Date.
(f)Termination of Service. Unless otherwise provided in this Section 5 or Section 6(b), your employment relationship will be considered terminated as of the date of your Termination of Service and such date will not be extended by any notice period (i.e., your period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). For the avoidance of doubt, the Committee shall have the exclusive discretion to determine whether and when you incur a Termination of Service for all purposes of your Options (including, without limitation, for purposes of this Section 5 and determining whether you are a Retirement Eligible Participant), including whether a Termination of Service will be deemed to occur (i) while on a leave of absence or (ii) while you are employed by, or you are providing services to, an entity of which the Company directly or indirectly holds at least 20% of the outstanding equity interests or voting power with respect to the voting securities thereof, or equity interests or options that if converted or exercised would constitute at least 20% of the outstanding equity interests or voting power with respect to the voting securities thereof (and, for the avoidance of doubt, whether a transfer of your employment to any such entity will constitute a Termination of Service for purposes of your Options).
(g)Additional Provisions. For the avoidance of doubt, your revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your Options may be forfeited.
Section 6.Change in Control.
(a)General. In the event of a Change in Control, the Committee, in its sole discretion, may provide for (i) the continuation or assumption, or the substitution or replacement, of your outstanding Options under (and in accordance with the terms of) the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your Options will continue to be subject to the same (or substantially the same) terms of this Award Agreement, or (ii) the vesting and exercisability of outstanding Options immediately prior to such Change in Control upon the failure of the successor or surviving entity to continue or assume, or substitute or replace, the Options, in each case as determined by the Committee in accordance with the terms of the Plan; provided, however, in each case, that to the extent the Performance Period has not been completed as of the date of such Change in Control, the Performance Condition will be deemed to have been achieved at the greater of (x) actual achievement of the Performance Condition for the period (A) commencing on the first date of the Performance Period and (B) ending on the date immediately prior to such Change in Control and (y) [●]. Following a Change in Control in which your outstanding Options are continued or assumed or substituted or replaced pursuant to clause (i) above, such Options will be subject only to continued service through the Vesting Date.
(b)Qualifying Termination. In the event of a Qualifying Termination (as defined below), your Options will vest and become exercisable. A “Qualifying Termination” means your Termination of Service by the Company (or by the surviving corporation or its parent, as applicable) without Cause or by you for Good Reason (which shall be deemed an involuntary Termination of Service without Cause), in each case within 24 months following the effective date of the Change in Control pursuant to Section 6(a)(i) above.

Section 7.Restrictive Covenants. In consideration of the grant of Options under this Award Agreement, as well as all other awards granted by the Company to you under the Plan, and in consideration of the economic benefits derivable by you therefrom, you agree to be bound by, and to comply with, the restrictive covenants set forth in Exhibit B to this Award Agreement. In the event you violate any of the restrictive covenants set forth in Exhibit B, (a) you will immediately forfeit any unexercised Options that are outstanding as of the date of such violation (regardless of whether Vested Options or Unvested Options) and (b) you will promptly deliver to the Company all Shares previously acquired upon the exercise of the Options (or, to the extent you no longer hold such Shares, you will pay to the Company an amount in cash on a gross basis equal to the excess of (i) the aggregate Fair Market Value of such Shares on the date you exercised such Options over (ii) the aggregate amount of any Exercise Price you paid upon the exercise of such Options). You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not violated any of the restrictive covenants set forth in Exhibit B to the extent applicable.
Section 8.Cancellation of Awards. Notwithstanding any other terms of this Award Agreement, your unexercised Options (whether Vested Options or Unvested Options) will be forfeited and cancelled in their entirety in the event of any Cancellation Event without the payment of any consideration to you. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred. If you fail to submit a timely certification or evidence, MSCI will cancel your Options. Except as explicitly provided in Section 5, upon your Termination of Service for any reason, any of your Options that have not vested pursuant to Section 2 as of your Termination Date will be canceled and forfeited in full as of your Termination Date.
Section 9.Tax Liability; Withholding Obligations. You hereby agree and acknowledge that, regardless of any action taken by the Company, the ultimate liability for any and all applicable federal, state, local or foreign income tax, employment tax, social insurance, payroll tax, fringe benefits tax, excise tax payment on account or other tax-related items (including any penalties or interest on any of the foregoing) legally applicable to you and related to your participation in the Plan or the grant, vesting or exercise of the Options (“Tax-Related Items”) is and remains your responsibility (or that of your beneficiary). You further acknowledge that (a) the Company makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options and the subsequent sale of Shares acquired pursuant to such exercise, (b) the Company does not commit to, and is under no obligation to, structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result and (c) if you are subject to Tax-Related Items in more than one jurisdiction, the Company (including any former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. You hereby agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by the Company, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan and the grant, vesting or exercise of the Options granted to you hereunder. You may not exercise any Options (or any portion thereof) unless and until the Tax-Related Items are satisfied.
Section 10.Nontransferability. Except as provided in Section 11 or by will or the laws of descent and distribution or otherwise as provided for by the Committee, (a) you may not Transfer your Options (or any portion thereof) and (b) during your lifetime, you Options may be exercised only by you.
Section 11.Designation of a Beneficiary. Any designation of a beneficiary or beneficiaries to receive all or part of the Options under this Award Agreement in the event of your death will be governed by local law. To make a beneficiary designation, you must coordinate with your personal tax or estate planning representative. Any Options that become vested upon your death will be distributed to your estate in accordance with local law rules. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Options under this Award, MSCI may determine in its sole discretion to deliver the Options in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Options.
Section 12.Securities Law Compliance Matters. MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon exercise of your Options and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 13.Compliance with Laws and Regulations. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon exercise of your Options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
Section 14.No Entitlements.
(a)No Right to Continued Employment. This Option Award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.
(b)No Right to Future Awards. This Award, and all other awards of stock options and other equity-based awards, are discretionary. This Award does not confer on you any right or entitlement to receive another award of stock options or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 5 of this Award Agreement is in exchange for the grant of options hereunder, for which you have no current entitlement.
(c)No Effect on Future Employment Compensation. MSCI has made this Award to you in its sole discretion. This Award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, this Award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.
(d)Application of Clawback Policies. In consideration of the grant of Options under this Award Agreement, you hereby agree that (i) to the extent you become covered by any of the Clawback Policies, any compensation provided to you (including compensation granted, paid or provided to or earned by you before on or following the date hereof) that is covered by any such applicable Clawback Policies shall be subject to the recoupment and/or forfeiture provisions thereof, and (ii) such applicable Clawback Policies shall be deemed to amend (on both a retroactive and prospective basis) the terms of any employment, compensation or similar agreement to which you are a party, and the terms of any compensation plan, program or agreement under which any incentive-based compensation has been or may be granted, awarded, earned or paid to you (including without limitation, award agreement evidencing an award granted to you under the Plan). In the event it is determined that any amounts granted, awarded, earned or paid to you must be forfeited or reimbursed to the Company pursuant to any such Clawback Policies, you agree that you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.
Section 15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, your exercise of the Options or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Section 16.Consents under Local Law. Your Award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.
Section 17.Award Modification.
(a)Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your Options (including as set forth in this Award Agreement), without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your Options in a manner that would materially impair your rights in your Options without your consent; provided, however, that MSCI may, without your consent, amend or modify your Options in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your Options are not subject to tax prior to exercise. MSCI will notify you of any amendment of your Options that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.
(b)Section 409A. You understand and agree that this Award Agreement is intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. MSCI reserves the right to modify the terms of this Award Agreement to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your Option Award so that it does not become subject to Section 409A.
Section 18.Severability. In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void, and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your Award.
Section 19.Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and your heirs, legal representatives and permitted assigns.
Section 20.Governing Law; Venue. This Award Agreement and the related legal relations between you and the Company will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this grant or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
Section 21.Non-U.S. Participants. The following provisions will apply to you if you reside or work outside of the United States. For the avoidance of doubt, if you reside or work in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.
(a)Tax and Other Withholding Obligations. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the Options on exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. In the event that withholding in and/or tendering Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the Options, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent.
(b)Nature of Grant. In accepting the Options, you acknowledge, understand and agree that:
(i)the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii)this Option Award is not an employment or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued employment or other service relationship with the Company or interfere with the ability of the Company to terminate your employment or service relationship (if any);
(iii)this Award, and all other awards of stock options and other equity-based awards, are discretionary, voluntary and occasional. This Award does not confer on you any contractual or other right or entitlement to receive another award of stock options, any other equity-based award or benefits in lieu of stock options at any time in the future or in respect of any future period. You agree that any release required under Section 5 of this Award Agreement is in exchange for the grant of Options hereunder, for which you have no current entitlement.
(iv)MSCI has made this award to you in its sole discretion. All decisions with respect to future stock options or other grants, if any, will be at the sole discretion of MSCI;
(v)you are voluntarily participating in the Plan;
(vi)the grant of Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;
(vii)this Award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, the Options and the Shares subject to the Options, and the income from and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, or any Subsidiary;
(viii)unless otherwise agreed with MSCI, the Options and the Shares subject to the Options, and the income from and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;
(ix)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(x)if you exercise the Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;
(xi)no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from your Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and
(xii)you acknowledge and agree that the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Options or of any amounts due to you pursuant to the exercise of the Options or the subsequent sale of any Shares of Common Stock acquired upon exercise.
(c)Retirement Treatment. Notwithstanding anything to the contrary in this Section 21(c) of this Award Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the Options in the event of your retirement being deemed unlawful and/or discriminatory, the provisions of Section 5 of this Award Agreement regarding the treatment of the Options in the event of your Retirement Termination shall not be applicable to you.
(d)Data Privacy.

The Company is located at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, United States of America, and grants employees of the Company, Subsidiaries and affiliates the opportunity to participate in the Plan, at the Company’s sole discretion. If you would like to participate in the Plan, you understand and acknowledge that:
(i)if you are a United Kingdom (“UK”), Switzerland, European Union (“EU”) or European Economic Area (“EEA”) employee, the Company will collect, process and transfer your personal data in accordance with the Employee Privacy Notice, a copy of which can be found on MSCI’s intranet.
(ii)if you are not a UK/Switzerland/EU/EEA employee, the Company will collect, process and transfer your personal data in accordance with the MSCI Personal Information and Data Protection Policy and Consent, a copy of which can be found on MSCI’s intranet.
(e)Language. If you are a resident in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Award Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. You further acknowledge and agree that it is your express intent that the Award Agreement, Exhibit C and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options be written in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)Electronic Delivery and Participation. MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.
(g)Exhibit C. Notwithstanding any provisions in this Award Agreement, the Options shall be subject to any additional terms and conditions set forth in Exhibit C to this Award Agreement for your jurisdiction. Moreover, if you relocate to one of the jurisdictions included in Exhibit C, the additional terms and conditions for such jurisdiction may apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit C constitutes part of this Award Agreement.
(h)Insider Trading Restrictions/Market Abuse Laws. By accepting the Options, you acknowledge that you are bound by all the terms and conditions of any MSCI insider trading policy as may be in effect from time to time. You further acknowledge that, depending on your country of residence, you may be or may become subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares (e.g., phantom awards, futures) under the Plan during such times as you are considered to have “inside information” regarding MSCI (as determined under the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that you are responsible for ensuring compliance with any applicable restrictions, and you should consult your personal legal advisor on this matter.
(i)Foreign Asset/Account, Exchange Control Reporting. Your country may have certain exchange control and/or foreign asset/account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate cash received from participating in the Plan to your country within a certain period of time after receipt. You acknowledge that it is your responsibility to comply with any applicable regulations, and that you should consult your personal advisor on this matter.
Section 22.Defined Terms. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
“55/10 Retirement Eligibility” means your attainment, at any time on or prior to December 31, 2019, of age 55 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable). For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary or affiliate of MSCI and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.
“55/10 Retirement Termination” means your Termination of Service with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 5(b)) on or after the date that you attain 55/10 Retirement Eligibility.
“62/10 Retirement Eligibility” means your attainment, at any time prior to the applicable Vesting Date, of age 62 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable). For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary or affiliate of MSCI and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.
“62/10 Retirement Termination” means your Termination of Service with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 5(b)(ii)) on or after the date that you attain 62/10 Retirement Eligibility.
A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:
(a)    misuse of Confidential Information (as defined in Exhibit B to this Award Agreement) or the failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Confidential Information;
(b)    termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six months of termination);
(c)    your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements; or
(d)    failure to affirmatively accept the terms of this Award Agreement by [●].
“Cause” means:
(a)    any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure)

is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within 30 days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;
(b)    your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by you within 30 days after written notification thereof to you by the Company;
(c)    your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or
(d)    your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” has the meaning ascribed to such term in the Plan; provided, however, that, for purposes of administering this Award with respect to participants who are not officers or directors of the Company subject to Section 16(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Chief Human Resources Officer or Head of Compensation and Benefits.
“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Good Reason” means the occurrence of any of the following without your prior written consent:
(a)    any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);
(b)    any reduction in your total compensation that was in existence prior to a Change in Control (for purposes of this clause (b), total compensation is comprised of your (i) current annual base salary, (ii) your current target annual cash bonus and (iii) the grant date fair value of your most recent annual equity-based incentive compensation awards (on an annualized basis, if applicable) (the “Equity Value”)). Notwithstanding the foregoing, for purposes of (iii), if any of your equity-based incentive compensation awards are “front-loaded” awards intended to cover multiple years of awards, the Committee may, in its reasonable discretion, adjust in connection with the grant of such award the Equity Value for purposes of this definition to take into account what the grant date fair value for an equity-based incentive compensation award would be if the award represented only a single-year award. Additionally, if in any year, no equity-based incentive compensation awards were granted to you or an equity-based incentive compensation award was granted to you, in each case, taking into account the front-loaded award in a prior year, the Committee shall allocate a portion of such front-loaded award to the Equity Value for the relevant year. Finally, the Committee shall have the authority, in its reasonable discretion, to exclude any extraordinary and nonrecurring equity-based incentive compensation awards or arrangements from the calculation of Equity Value for purposes hereunder;
(c)    a relocation of more than 25 miles from the location of your principal job or office location prior to a Change in Control; or
(d)    any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;
provided, that Good Reason shall not be deemed to exist unless (x) you provide the Company with written notice of your intent to terminate your employment for Good Reason within 90 days of your becoming aware of any of the events or circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision), (y) the Company fails to remedy such events or circumstances set forth in such notice within 30 days following receipt of such notice and (z) you actually resign from employment with the Company within 60 days after the expiration of the cure period descried in clause (y).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Legacy Retirement Eligibility” means your attainment, at any time on or prior to February 7, 2019, of any of the following criteria:
(a)    age 55 and 12 years of service with the Company as a Managing Director or comparable officer; or
(b)    age 50 and 15 years as an officer of the Company; or
(c)    age 55 with five years of service with the Company and age plus years of service equals or exceeds 65; or
(d)    20 years of service with the Company;
provided that, for purposes of this definition, service with the Company will include any period of service with the following entities and any of their predecessors:
(i)    Barra Inc. and its subsidiaries, prior to the acquisition by the Company;
(ii)    Capital International Perspectives S.A., prior to the acquisition by the Company;
(iii)    Morgan Stanley;
(iv)    Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.; and
(v)    Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.
For the avoidance of doubt, you will only receive credit for employment with the entities listed above to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction described above or, in the case of the MS Group, if you were an employee of the MS Group on the closing date of the spin-off of MSCI from the MS Group and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.
“Legacy Retirement Termination” means your Termination of Service with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 5(b)) on or after the date that you attain Legacy Retirement Eligibility.
“Notice Requirements” means prior written notice to MSCI of at least:
(a)    180 days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation; or
(b)    90 days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation.
For the avoidance of doubt, employees working or residing outside of the United States may be subject to notice periods mandated under local labor or regulatory requirements which may differ from the Notice Requirements set forth above.
“Retirement Eligible Participant” means any Participant who, as of the applicable date of determination, satisfies the requirements for Legacy Retirement Eligibility, 55/10 Retirement Eligibility or 62/10 Retirement Eligibility, as the case may be.
“Retirement Termination” means a Legacy Retirement Termination, a 55/10 Retirement Termination or a 62/10 Retirement Termination, as applicable.
“Section 409A” means Section 409A of the Code.
“Transfer” means to, directly or indirectly, sell, transfer, pledge, encumber, alienate, hypothecate, assign or otherwise dispose.

ANNEX A
PERFORMANCE CONDITION
[●]

A-1

EXHIBIT B
RESTRICTIVE COVENANTS
All Participants are subject to the provisions of this Exhibit B. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Agreement. This Exhibit B shall be subject to any additional terms and conditions set forth in Exhibit C to this Award Agreement for your jurisdiction.
Section 1.Confidential Information; Assignment of Inventions.
(a)Subject to your rights under Sections 1(e) and 1(f) below, during your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information.
(b)In the event of a termination of your employment or service with the Company for any reason, you shall deliver to MSCI all documents and data containing or pertaining to the Confidential Information and shall not retain or take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items containing or relating to the Confidential Information. Nothing contained in this Section 1 of this Exhibit B shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.
(c)Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide MSCI with prompt written notice so that MSCI, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 1 of this Exhibit B. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the second preceding sentence, you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of any of the Confidential Information.
(d)All Inventions shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company. You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.
(e)Without limiting the generality of the foregoing, nothing in this Award Agreement (including with respect to confidential information, trade secrets, and other obligations) precludes or otherwise limits your ability to (i) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (ii) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations. You do not need the prior authorization of the Company to make such reports or disclosure, and you shall not be required to notify the Company that such reports or disclosures have been made. The Company may not retaliate against you for any of these activities, and nothing in this Award Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.
(f)Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (B)solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Award Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
Section 2.Non-Compete. During your employment or service with the Company and for a period of one year following the termination of your employment or service with the Company for any reason (the “Non-Compete Restricted Period”), you shall not, without the consent of the Company, directly or indirectly, provide services to, accept employment with, be a consultant or advisor to, form, lend financial support to, own any interest in (other than shares of a publicly traded company that represent less than 1% of the outstanding shares) or otherwise enter into any arrangement with, or engage in any activity for or on behalf of, any Competitor (as defined below). Notwithstanding the foregoing, you shall not be in violation of this Section 2 following the termination of your employment or service with the Company to the extent that you provide Permitted Services to a Permitted Business (in each case, as defined below).
Section 3.Non-Solicit and No-Hire. During your employment or service with the Company and for a period of two years following the termination of your employment or service with the Company for any reason (the “Non-Solicit Restricted Period”), you shall not, directly or indirectly, (a) solicit or encourage any employee of the Company to terminate his or her employment with the Company, (b) hire or otherwise engage any employee of the Company prior to the date on which such person has not been employed by the Company or any of its Subsidiaries for a period of at least one year or (c) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relationship of the Company to cease doing or reduce their business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relationship of the Company.
Section 4.Non-Disparagement. Subject to your rights pursuant to Sections 1(e) and 1(f) above, at all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental or regulatory entity or law enforcement agency or as part of a litigation or administrative agency proceeding.
Section 5.Certain Remedies. You acknowledge that the terms of this Exhibit B are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Exhibit B or the Award Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit B and the Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Exhibit B and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach. You agree that MSCI shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Exhibit B in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be extended by any and all periods during which you are in breach of this Exhibit B.
Section 6.Definitions. For purposes of this Exhibit B and the Award Agreement, the following terms shall have the following meanings:
“Competitor” means any person, entity or business that is engaged in, or that owns a significant equity, voting, financial or other interest in an entity that is engaged in, one or more Competing Businesses.
“Competing Business” means any business or activity that competes with the MSCI Business or is reasonably anticipated to compete with the MSCI Business.
“Confidential Information” means all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form and whether or not its marked confidential). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, including, but not limited, the MSCI Code of Ethics and Business Conduct.
“Inventions” means, collectively, all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company.
“MSCI Business” means any business, or part thereof, engaged in, contemplated or actively planned by the Company as of your Termination Date that you were actively involved in, provided services to, or participated in the planning of, during your employment or service with the Company.
“Permitted Business” means (i) any Competing Business of the applicable Competitor that is (A) an immaterial part of the overall business of the applicable Competitor and (B) not a significant competitor of the MSCI Business or reasonably anticipated to become a significant competitor of the MSCI Business, as determined in good faith by the Committee or (ii) any other business or activity of the applicable Competitor that is not a Competing Business.
“Permitted Services” means employment, engagement or the provision of assistance or services that (i) are solely administrative in nature, (ii) do not include any aspect of the operation, strategy, supervision, compliance or regulation of any Competing Business (including, without limitation, assistance or services relating to information technology, data, operations, product management, research, client coverage and support, compensation, recruiting, and marketing assistance and management) and (iii) with respect to any assistance or services to, or in support of, a Competing Business, are an immaterial portion of your overall job responsibilities to the applicable Competitor.

EXHIBIT C
JURISDICTION-SPECIFIC TERMS AND CONDITIONS
[●]

C-1